NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen (847) 402-5600

Allstate Announces Leadership Change at Allstate Protection

NORTHBROOK, Ill., July 18, 2011 – The Allstate Corporation (NYSE:ALL) today announced that Joseph Lacher, president, Allstate Protection is leaving the company, effective immediately.

Until new leadership is in place, the presidents of the various Allstate Protection businesses, and the heads of claims and product operations, will report to Thomas J. Wilson, chairman, president and chief executive officer.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer known for its “You’re In Good Hands With Allstate®” slogan. Now celebrating its 80th anniversary as an insurer, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

#  #  #